Exhibit 99.3
Summary of Oral Agreement between Officers and Directors and Shopathomekids.com, Inc. On or around July 1, 2000 management had an informal meeting concerning the issue of selling their shares that would be registered in the upcoming registration statement of Shoatahomekids.com, Inc. During the meeting all officers and directors to include Lewis Prowse II, Larry Ballard, Tarja Mees and Romie Krickbaum recognized the fact that a portion of their shares would be registered in the forthcoming registration statement and that after the registration was effective their registered shares would be available for sale. All officers recognized the fact that if shares are sold privately before the company is trading it may effect the possibility of raising capital for the Company. Therefore all officers and directors to include Lewis Prowse II, Larry Ballard, Tarja Mees and Romie Krickbaum entered into an oral agreement to not make any attempts to sell any of their registered shares until the Company had been admitted to trade on the NASD OTC Bulletin Board.